PRESS RELEASE

Contact:	Vito S. Pantilione
President and CEO
Parke Bancorp, Inc.
(856) 256-2500

Parke Bancorp, Inc.
601 Delsea Drive
Washington Township, NJ 08080

FOR IMMEDIATE RELEASE

Washington Township, New Jersey – April 27, 2010 – Parke Bancorp, Inc. (Nasdaq “PKBK”), announced that its 2010 Annual Meeting of Shareholders was held today.  At the meeting, Fred G. Choate, Edward Infantolino, Jeffrey H. Kripitz, and Jack C. Sheppard, Jr. have been elected as directors for a three-year term expiring in 2013.  Shareholders also ratified the appointment of McGladrey & Pullen, LLP as the Company’s independent auditor for the fiscal year ending December 31, 2010, and approved a non-binding proposal regarding executive compensation.

Parke Bancorp, Inc. maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey.  It conducts its banking business through Parke Bank which has branch offices located in Northfield, New Jersey, two branch offices located in Washington Township, New Jersey and a branch office in Philadelphia, Pennsylvania.  Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania.  Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC).  Parke Bancorp’s common stock is traded on the Nasdaq Stock Market under the symbol “PKBK.”

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.